FOR IMMEDIATE RELEASE Website: Http://www.arthrt.com August 5, 2003	Contact: David A. Garrison (978) 345-5000

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
DECLARES ITS FIRST CASH DIVIDEND

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the "Company") announces that its Board of Directors approved the payment of a dividend of $.05 per share on September 1, 2003, to holders of record on August 18, 2003.

        The dividend of $.05 per share equates to an annualized yield of 1.1% with the August 4th closing price of $4.62.

        James E. Rouse, President and CEO, stated “the Board of Directors declared the first dividend in the Company’s history as a result of the strong earnings achieved in 2002 and continued strength of earnings growth during the first six months of 2003. The recent change in Federal tax law allows for a greater portion of the dividend earned by our shareholders to remain with many of our shareholders.”

        Future declarations by the Board of Directors will be at their discretion and, will depend upon future operating results, and other investment and acquisition opportunities.

        The Company’s products include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias. Micron Products, Inc. a wholly owned subsidiary produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.